EXHIBIT 14.1

April 27, 2018

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Viña Concha y Toro S.A.  and, under the date of April 27, 2018, we reported on the consolidated financial statements of Viña Concha y Toro S.A. as of and for the years ended December 31, 2017 and 2016 , and the effectiveness of internal control over financial reporting as of December 31, 2017. On April 23, 2018, we were notified that Viña Concha y Toro engaged BDO Auditores y Consultores Limitada as its principal accountant for the year ending December 31, 2018 and that the auditor-client relationship with KPMG Auditores Consultores Ltda. will cease upon completion of the audit of Viña Concha y Toro S.A.’s consolidated financial statements as of and for the year ended December 31, 2017, and the effectiveness of internal control over financial reporting as of December 31, 2017, and the issuance of our reports thereon. We have read Viña Concha y Toro S.A.’s statements included under Item 16.F of its Form 20-F dated April 27, 2018, and we agree with such statements.

Very truly yours,

/s/ KPMG

KPMG Auditores Consultores Ltda.